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                                                                     EXHIBIT 5.1

      OPINION AND CONSENT OF GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER
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At your request, we have examined the Registration Statement on Form S-8 to be filed by Four Media Company (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,143,839 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be issued by you upon the exercise of options granted or to be granted under the Four Media Company 1997 Stock Plan (the "Plans").

We have examined the proceedings taken and proposed to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant thereto, and we have examined such matters of fact and law as we have deemed relevant in connection with this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

/s/ Greenberg Glusker Fields Claman & Machtinger LLP


December 8, 1999
Los Angeles, California

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